Exhibit 99.1

CSX Executive Vice President Ed Harris to Retire

JACKSONVILLE, Fla. – June 11, 2020 – CSX Corp. (NASDAQ: CSX) announced today that Ed Harris, executive vice president, will retire from the company on August 1, 2020.

Jim Foote, president and chief executive officer said: “On behalf of the Board of Directors and everyone at CSX, I want to thank Ed for his tremendous contributions to this company. When I was entrusted to lead CSX in December of 2017, the first phone call I made was to Ed Harris, because I knew that there was no better railroader to help with the transformation of CSX and guide the continued implementation of our operating model. Two-and-a-half-years later, CSX is operating better than at any point in its history. For this, we extend to Ed our utmost gratitude and respect, and wish him all the best in retirement.”

Harris said: “I’ve been fortunate to have played a role in several successful transformations over the years, but this experience at CSX was by far the most rewarding and satisfying of my career and what I’m most proud of. It was an honor to work alongside the best railroaders in the industry and I wish Jim and the entire leadership team all the success in the future.”

As Harris’ departure approaches, CSX’s Safety and Facilities groups that had reported to him will transition to Jamie Boychuk, executive vice president Operations who was appointed to succeed Harris’ leadership of the Operations function in October 2019.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bryan Tucker, Corporate Communications

855-955-6397

Bill Slater, Investor Relations

904-359-1334

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